Exhibit 5

David M. Grimm Chief Administrative Officer, General Counsel and Secretary
May 13, 2009

The Board of Directors
Forestar Group Inc.
6300 Bee Cave Road
Building Two, Suite 500
Austin, Texas 78746-5149

Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     I am Chief Administrative Officer, General Counsel and Secretary of Forestar Group Inc., a Delaware corporation (the “Company”). This opinion is being rendered solely in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,650,000 shares (the “Plan Shares”) of the Company’s common stock, par value $1.00 per share (including the related preferred stock purchase rights), which may be issued pursuant to the Forestar Group Inc. 2007 Stock Incentive Plan (as amended, the “Plan”).
     This opinion is being delivered pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In rendering the opinion set forth herein, I or attorneys under my supervision (with whom I have consulted) have examined the Plan and the Registration Statement (including the exhibits thereto) and originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I or attorneys under my supervision (with whom I have consulted) have deemed necessary or appropriate as a basis for the opinion set forth below.
     In my examination, I or attorneys under my supervision (with whom I have consulted) have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that I or attorneys under my supervision (with whom I have consulted) did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
     I am admitted to practice law in the State of Texas and I do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Texas.
     Based upon and subject to the foregoing, I am of the opinion that the issuance of the Plan Shares reserved for issuance under the Plan have been duly authorized and that the Plan Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.
     I consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, I do not admit that I am an expert within the meaning of the Securities Act or that this consent is required pursuant to Section 7 of the Securities Act.

Very truly yours,
/s/ David M. Grimm
David M. Grimm